                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                             NINE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                               SEPTEMBER 30,
                                   ------------------------------------------------------------------     -----------------------
                                     1990          1991          1992          1993           1994          1994          1995
                                   ---------     ---------     ---------     ---------      ---------     ---------     ---------
Net pretax income................. $ 268,886     $ 447,972     $ 213,206     $  26,983(1)   $ 211,983     $ 154,825     $ 196,494
Fixed charges
  Interest expense................    82,244        88,377        20,261        30,506         28,721        20,363        35,961
  Preferred stock dividends of a
    subsidiary....................    11,791         5,934         4,674         1,681             --
  Capitalized debt cost...........     2,677         3,044           913         1,536          1,452         1,094         1,106
  Interest portion of rent
    expenses......................     6,915         6,201         2,840         2,777          3,170         2,201         2,155
                                   ---------     ---------     ---------     ---------      ---------     ---------     ---------
         Total fixed charges......   103,627       103,556        28,688        36,500         33,343        23,658        39,222
  Less: Capitalized interest,
    net...........................    13,313        39,852        14,408         4,623          1,464         1,283         3,890
                                   ---------     ---------     ---------     ---------      ---------     ---------     ---------
                                      90,314        63,704        14,280        31,877         31,879        22,375        35,332
Earnings before fixed charges..... $ 359,200     $ 511,676     $ 227,486     $  58,860      $ 243,862     $ 177,200     $ 231,826
                                    ========      ========      ========      ========       ========      ========      ========
Ratio of earnings to fixed
  charges.........................      3.47          4.94          7.93          1.61           7.31          7.49          5.91

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(1) During 1993, the Company recorded a non-cash charge to depreciation, depletion and amortization of $103 million pretax ($48 million after-tax) for the write-down of its investment in the U.K. North Sea's Piper field. Excluding the effect of the piper write-down, the ratio of earnings to fixed charges for 1993 would have been 4.45.